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                                                                   EXHIBIT 16(a)

                        OPUS INVESTMENT MANAGEMENT, INC.

                                 CODE OF ETHICS

                                  INTRODUCTION

This code of ethics has been adopted by Opus Investment Management, Inc. (the "adviser"). The adviser and its affiliated entities are committed to maintaining the highest ethical standards in connection with the management of investment companies and private advisory accounts. Dishonesty, self-dealing, conflicts of interest and trading on material non-public information will not be tolerated.

The code reflects the adviser's views on dishonesty, self-dealing and conflicts of interest. Every person who has been designated by the adviser as an "access person" is required to read the code annually and to certify that he or she has complied with its provisions. In addition, every employee of the adviser is subject to the adviser's Policies and Procedures to Prevent Insider Trading.

Any person who has any question regarding the applicability of the code or the adviser's Policies and Procedures to Prevent Insider Trading or the prohibitions, restrictions and procedures contained therein or the propriety of any action, is urged to contact Donald Wayman or Joseph MacDougall or the review officer.

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                                TABLE OF CONTENTS

Section I - Definitions.

Section II - Statement of Policy.

Section III - Prohibited Activities.

Section IV - Exempt Transactions and Conduct.

Section V  - Policies and Procedures to Prevent Insider Trading Violations.

Section VI  - Preclearance Procedure.

Section VII - Brokerage Accounts.

Section VIII - Reporting Requirements.

Section IX - Initial and Annual Certification of Compliance.

Section X - Confidentiality.

Section XI - Identification of and Notice to Access Persons.

Section XII - Reporting Violations.

Section XIII - Review of Reports.

Section XIV - Sanctions.

Section XV -    Recordkeeping Requirements.

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I.      DEFINITIONS.

        (A)     "Access Person" means:

                (1) any director or officer of the adviser or any other person who reports directly or indirectly to the adviser's president (unless exempted in writing by the president),

                (2)     Any supervised person of the adviser:

                        (a) who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or

                        (b)     who is involved in making securities
                                recommendations to clients, or who has access to such recommendations that are nonpublic.

                (3) every other person or independent contractor of the adviser designated as an access person by the review officer.

        (B) "Acquisition" or "acquire" includes any purchase and the receipt of any gift or bequest of any reportable security.

        (C)     "Adviser" means Opus Investment Management, Inc.

        (D) "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

        (E) "Beneficial Ownership" means a direct or indirect "pecuniary interest" (as defined in subparagraph (a)(2) of rule 16a-1 under the Securities Exchange Act of 1934 (the "1934 Act")) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. While the definition of "pecuniary interest" in subparagraph (a)(2) of rule 16a-1 is complex, the term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a security. An indirect pecuniary interest in securities by a person would be deemed to exist as a result of:

                (1) Ownership of securities by any of that person's immediate family members sharing the same household (including child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law);

                (2) That person's partnership interest in the portfolio securities held by a general or limited partnership which that person controls;

                (3) That person's right to receive dividends from a security if this right is separate or separable from the underlying securities;

                (4) That person's interest in securities held by a trust under certain circumstances; and

                (5) That person's right to acquire securities through the exercise or conversion of a "derivative security," which excludes:

                        (a)     A broad-based index option or futures contract,

                        (b) A right with an exercise or conversion privilege at a price that is not fixed, and

                        (c) A security giving rise to the right to receive the other security only pro rata and by virtue of a merger, consolidation or exchange offer involving the issuer of the first security.

        (F) "Control" has the same meaning as in section 2(a)(9) of the Investment Company Act of 1940 ("1940 Act"). Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.

        (G) "Disposition" or "dispose" includes any sale and the making of any personal or charitable gift of reportable securities.

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        (H)     "Federal Securities Laws" means the Securities Act of 1933
                ("1933 Act"), the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Investment Advisers Act of 1940 (the "Advisers Act"), Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission ("SEC") under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the SEC or the Department of the Treasury.

        (I) "Fiduciary Account" means an account (1) that is not a client of the adviser, (2) for which an access person acts as an investment adviser, trustee or other fiduciary and (3) in which the access person does not otherwise have any beneficial ownership.

        (J) "Fund" means any investment company registered under the 1940 Act or any series of a registered investment company for which the adviser acts as investment adviser or subadviser.

        (K) "Initial Public Offering" means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

        (L)     "Investment Person" means:

                (1) Any employee or other personnel of the adviser (or of any company in a control relationship to the adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of reportable securities by a fund or other client and

                (2) Any natural person who controls the adviser and who obtains information concerning recommendations regarding the purchase or sale of reportable securities by any fund or other client.

        (M) "Limited Offering" means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.

        (N) "Material Non-Public Information" about an issuer is information, not yet released to the public, that would have a substantial likelihood of affecting a reasonable investor's decision to buy or sell any securities of that issuer.

        (O) "Purchase" includes, among other things, the writing of an option to purchase a security.

        (P) "Restricted Security" means (1) any fixed income security that is a reportable security, (2) any equity security that is listed from time to time on the "Restricted List" issued by the adviser, (3) any shares of Allmerica Financial Corporation stock, and (4) any shares of Allmerica Securities Trust.

        (Q) "Review Officer" means any officer or employee of the adviser designated to receive and review reports of purchases and sales by access persons. The term "alternative review officer" means any officer or employee of the adviser designated to receive and review reports of purchases and sales by the review officer, and who acts in the manner prescribed in this code for the review officer.

        (R)     "Reportable Fund" means:

                (i) Any fund for which the adviser serves as an investment adviser as defined in section 2(a)(20) of the 1940 Act; or

                (ii) Any fund whose investment adviser or principal underwriter controls the adviser, is controlled by the adviser, or is under common control with the adviser. For purposes of this definition, control has the same meaning as it does in section 2(a)(9) of the 1940 Act.

        (S) "Reportable Security" means a security as defined in section 202(a)(18) of the Advisers Act, except that it does not include:

                (i)     Direct obligations of the Government of the United
                        States;

                (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

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                (iii)   Shares issued by money market funds;

                (iv) Shares issued by open-end funds other than reportable funds; and

                (v) Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

        (T)     "Reportable Security Held or to be Acquired" means:

                (1) Any reportable security which, within the most recent 15 days:

                        (a)     Is or has been held by any fund or other client;
                                or

                        (b) Is being or has been considered by the adviser for purchase by a fund or other client. A reportable security is "being or has been considered for purchase" when the portfolio manager for a fund or other client is giving or has given serious consideration to a purchase of the reportable security.

                (2) Any option to purchase or sell, and any security convertible into, or exchangeable for, a reportable security described in paragraph (1) of this definition.

        (U) "Sale" includes, among other things, the writing of an option to sell a security.

        (V) "Security" means a security as defined in section 202(a)(18) of the Advisers Act.

II.     STATEMENT OF POLICY.

        (A) Standards of Business Conduct. High standards of behavior, ethical business conduct and good business practices are required of all employees, officers and directors of the adviser, regardless of position. This adviser's Code of Ethics and Allmerica Financial's Code of Conduct, which is incorporated herein by reference, are designed to deter wrongdoing and, among other things, require:

                . Principles and practices that reflect our fiduciary obligations to act primarily for the benefit of the clients and that build trust and confidence by clients and regulators alike in the way we do business;

                . Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

                . Full, fair, accurate, timely and understandable disclosure in reports and documents that the adviser and Allmerica Financial file with, or submit to, the SEC and in other public communications made by the adviser and Allmerica Financial and its other affiliates;

                . Compliance with applicable governmental laws, rules and regulations, including Federal securities laws;

                . The prompt internal reporting to an appropriate person or persons of violations of the adviser's and/or Allmerica Financial's standards and policies; and

                . Accountability for adherence to the standards and policies.

                All employees, officers and directors must adhere to these ethical business practices and understand the importance of compliance. If you are unsure whether a situation constitutes improper business conduct, seek advice from designated individuals who are available to assist in resolving issues that may arise.

                (B) Avoiding Abuses. Each access person must at all times place the interests of each fund and other client first in conducting personal securities transactions. Accordingly, private securities transactions by access persons of the adviser must be conducted in a manner consistent with this code and so as to avoid any actual or potential conflict of interest or any abuse of an access person's position of trust and responsibility. Also, access persons should not take inappropriate advantage of their positions with, or relationship to, any fund or client, the adviser or any affiliated company.

                (C) Adviser's Personal Trading Philosophy. Subject to the fiduciary duty owed by access persons to the funds and other clients and to the requirements of this code, access persons may purchase and sell reportable securities owned by the funds and other clients. However, these reportable securities transactions must comply with the spirit of, and the specific restrictions and limitations contained in, this code. An access person's transactions in reportable securities should

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                        also be in amounts consistent with the normal investment
                        practice of that access person. Technical compliance with this code will not automatically insulate from scrutiny abusive securities transactions for personal accounts and fiduciary accounts.

                (D) Time Spent on Trading Activities. In addition, an access person should not spend so much time on personal investment activities that the access person devotes insufficient time and attention to managing the portfolios of the funds and other clients.

III.    PROHIBITED ACTIVITIES.

                (A) General Prohibitions. No access person of the adviser, in connection with the purchase or sale, directly or indirectly, by that access person of a reportable security held or to be acquired by a fund or other client may:

                        (1) employ any device, scheme or artifice to defraud a fund or other client;

                        (2) make to the fund or other client any untrue statement of a material fact or omit to state to a fund or other client a material fact necessary in order to make the statement made, in light of the circumstances under which it was made, not misleading;

                        (3) engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon a fund or other client; or

                        (4) engage in any manipulative practice with respect to a fund or other client.

                (B) Improper Use of Information. No access person may use his or her knowledge about the securities transactions or holdings of a fund or other client in trading for any account that is directly or indirectly beneficially owned, controlled or influenced by, or any fiduciary account of, the access person. Any investment ideas developed by an investment person must be made available to the funds and other clients before the investment person may engage in personal transactions based on these ideas.

                (C) Front-Running. No investment person may engage in front-running an order or recommendation for a fund or other client, regardless of who is handling or generated the order or recommendation. Front-running means purchasing or selling the same or underlying securities or derivatives based on these securities ahead of and based on a knowledge of client securities transactions that are likely to affect the value of these securities.

                (D) Personal Trading While Client Trades are Pending. No access person may, in trading for any account that is directly or indirectly beneficially owned, controlled or influenced by, or any fiduciary account of, that access person, purchase or sell any restricted security that:

                        (1) Is being purchased or sold on behalf of a fund or other client. (This means that an order has been entered but not executed for the fund or other client);

                        (2) Has been purchased or sold on behalf of a fund or other client within the previous 15 days; or

                        (3) Currently is being considered for purchase or sale on behalf of any fund or other client, even though no order has been placed, unless the transaction is exempt under section IV below.

                        These prohibitions will continue until the portfolio manager completes the purchase or sale or decides not to engage in the transaction.

                (E) Prohibited Transactions for Fiduciary Accounts. No access person may purchase or sell any restricted security for a fiduciary account if the access person knows or should know that the purchase or sale may adversely affect the interest of a fund or other client. Transactions for a fiduciary account that may adversely affect a fund or other client include:

                        (1) Purchases that put upward pressure on the price of a restricted security being purchased or considered for purchase or

                        (2) Sales that put downward pressure on the price of a restricted security being sold or considered for sale.

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                (F)     Short Sales. No access person may sell short a
                        restricted security held in any fund or client account managed by the adviser.

                (G) Transactions with Clients. No access person may directly or indirectly sell to or purchase from a fund or other client any security, other than shares issued by the funds.

                (H) Brokerage Commissions. No access person may negotiate or accept a lower commission rate on personal transactions than is negotiated for any fund or other client.

                (I) Short Term Trading. Employees engaging in short term trading in restricted securities will be required to disgorge any profits from short term trading. Short terms trading means a purchase followed by a sale or a sale followed by a purchase of the same or equivalent restricted securities within a period of 30 days or less. Multiple sales and purchases within a 30 day period will be matched in the way that produces the largest disgorgement amount.

                (J) Communicating Non-Public Client Information. No access person may, directly or indirectly, communicate to anyone who is not an access person any material non-public information about a fund, any other client or any issuer of a security owned by the fund or client. This restriction does not apply to communications necessary to effect securities transactions on behalf of a fund or other client.

                (K) Receipt of Gifts from Business Contacts. No access person may solicit any gift or gratuity from any person or, without the prior written approval of the adviser's president, accept any gift or personal benefit valued at more than $100 annually, from any single person or entity that does business with or on behalf of a fund or other client. This includes the receipt of "special favors" from a stock promoter, such as the opportunity to participate in a limited offering or initial public offering as an inducement to purchase other securities for fund or client accounts. An access person may:

                        (1) Accept gifts and promotional items of a de minimis value (as determined by the review officer). De minimis value currently means not more than $100.

                        (2) Accept customary business lunches, dinners and entertainment at which both the access person and the giver are present.

                        (3) Attend investment and/or professional group seminars or functions sponsored by organizations if attendance has been approved in advance in writing by the adviser's president.

                (L) Service on Unrelated Company Boards. No access person may serve on the board of directors of any publicly traded or privately held company, absent prior written authorization and determination by the adviser's president that the board service would be consistent with the interests of the funds and other clients. An investment person who serves on a company's board may not participate in the decision to purchase and sell securities of that company for a fund or other client.

                (M) Disclosing Interests in Issuers. No investment person may recommend any securities transaction for a fund or other client without having previously disclosed any interest in these securities or the issuer to the adviser, including but not limited to:

                        (1) The investment person's beneficial ownership of any securities of the issuer;

                        (2) Any contemplated transaction by the investment person in these securities;

                        (3)     Any position with the issuer or its affiliates;
                                and

                        (4) Any present or proposed business relationship between the investment person (or any entity in which the investment person has a significant interest) and the issuer or its affiliates.

                        An interested investment person having any such interest may not participate in any decision to purchase and sell securities of the issuer for any fund or other client.

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IV.     EXEMPT TRANSACTIONS AND CONDUCT.

The following transactions are exempt from the substantive restrictions and preclearance requirements, but not from the reporting provisions, of this code.

        (A) No Influence or Control. Purchases or sales of restricted securities for an account over which the access person has no direct or indirect influence or control;

        (B) Non-volitional Transactions. Purchases or sales of restricted securities which are non-volitional on the part of the access person;

        (C) Automatic Purchases or Sales. Purchases or sales of restricted securities that are part of an automatic dividend reinvestment, cash purchase or withdrawal plan, but only if the access person makes no adjustment to the amount of securities purchased or sold under the plan;

        (D) Exercise of Rights. Purchases of restricted securities resulting from the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent these rights were acquired by the access person from the issuer, and sales of rights so acquired;

        (E) Transactions Approved by the Review Officer. Purchases or sales of restricted securities that receive the prior written approval of the review officer after disclosure to and review by the review officer of all material information. This approval should be based on a reasonable conclusion that the proposed purchase or sale would not violate the spirit of this code or cause any injury to any fund or other client;

        (F) All or None Tender Offers. Tenders of restricted securities pursuant to tender offers which are expressly conditioned on the tender offeror's acquisition of all of the securities of the same class; and

        (G) Fiduciary Accounts. Purchases or sales of restricted securities for a fiduciary account if

                (1) The aggregate amount of shares included in all these transactions on any trading day does not exceed the lesser of

                        (a) 1% of the outstanding principal amount or shares of the restricted security or

                        (b) The average weekly trading volume of the restricted security during the four previous calendar weeks.

                (2) The access person sells a restricted security on behalf of a fiduciary account in good faith to fulfill his or her fiduciary duty to the account.

V.      POLICIES AND PROCEDURES TO PREVENT INSIDER TRADING VIOLATIONS.

All employees of the adviser or any affiliate, including access persons, are subject to the adviser's Policies and Procedures to Prevent Insider Trading Violations, in addition to the requirements of this code. Any violation of the adviser's insider trading policy that adversely affects any fund or other client will be a violation of this code.

VI.     PRECLEARANCE PROCEDURE.

        (A) Before effecting transactions in restricted securities (with the exception of a Reportable Fund) for an account that is beneficially owned by an access person, the access person must receive written approval from the review officer. In addition, access persons must receive written approval from the review officer before they directly or indirectly acquire beneficial ownership in any security in an initial public offering or limited offering. The review officer will preclear his or her personal securities transactions with the alternative review officer. Each request for preclearance must be submitted to the review officer on Form II attached to this code. Oral approvals of personal securities transactions will not be effective and should not be relied on.

        (B) Any approval by the review officer is valid only for three business days, including the day on which the approval is granted. No access person may place any "good until cancelled" or "limit" order that does not expire within the period for which preclearance is granted. If an access person is unable to effect the transaction during this period, the access person must resubmit a completed Form II and reobtain approval from the review officer before effecting the transaction.

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        (C)     The review officer will base his or her decision whether to approve a personal securities transaction for an access person after considering the specific restrictions contained in and the spirit of this code, including whether the security at issue is being purchased, sold or considered for the account of a fund or other client. The review officer is not required to give any explanation for refusing to approve a securities transaction.

VII.    BROKERAGE ACCOUNTS.

Access persons may direct their brokers to supply to the review officer on a timely basis duplicate copies of confirmations of all securities transactions in which the access person has a beneficial ownership interest and related periodic statements, whether or not one of the exemptions listed in section IV applies.

VIII.   REPORTING REQUIREMENTS.

Every access person subject to this section VIII must submit to the review officer, on forms designated by the review officer, the following reports as to
(1) all reportable securities and brokerage accounts in which the access person has, or by reason of a transaction, acquires beneficial ownership and (2) all fiduciary accounts, in each case, including reports covering transactions exempted by section IV.

        (A) Initial Holdings Reports. Not later than 10 days after an access person becomes an access person, the following information which must be current as of a date no more than 45 days prior to the date the person becomes an access person:

                (1) The title, type of security, number of shares and principal amount and, as applicable, the exchange ticker symbol or CUSIP number of each reportable security (x) in which the access person had any direct or indirect beneficial ownership or (y) included in a fiduciary account;

                (2) The name of any broker, dealer or bank with whom the access person maintains (x) an account containing securities (including but not limited to reportable securities) in which the access person had any direct or indirect beneficial ownership or (y) a fiduciary account; and

                (3) The date the report is being submitted by the access person.

        (B) Quarterly Transaction Reports. Not later than 30 days after the end of each calendar quarter, the following information:

                (1) Reportable Securities Transactions. For any securities transaction during the calendar quarter of a reportable security (x) in which the access person had any direct or indirect beneficial ownership or (y) that was included in a fiduciary account:

                        (a) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount, and, as applicable, the exchange ticker symbol or CUSIP number of each reportable security;

                        (b) The nature of the transaction (i.e., purchase, sale, gift or any other type of acquisition or disposition):

                        (c) The price of the security at which the transaction was effected;

                        (d) The name of the broker, dealer or bank with or through which the transaction was effected; and

                        (e) The date the report is submitted by the access person.

                (2) Brokerage Accounts. For (x) any account established by the access person containing securities (including but not limited to reportable securities) in which the person had a direct or indirect beneficial ownership and
                        (y) a fiduciary account during the quarter:

                        (a) The name of the broker, dealer or bank with whom the access person established the account;

                        (b)     The date the account was established; and

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                        (c)     The date the report is being submitted by the
                                access person.


                (3) If There Are No Transactions or New Accounts. If no reportable transactions in any reportable securities were effected or new accounts opened during a calendar quarter, the affected access person must submit to the review officer, within 30 days after the end of the quarter, a report stating that no reportable securities transactions were effected and no new accounts were opened during the quarter.

                (4) Exceptions from Reporting Requirements. An access person is not required to submit:


                        (i) Any report with respect to securities held in accounts over which the access person had no direct or indirect influence or control;

                        (ii)    A transaction report with respect to
                                transactions effected pursuant to an automatic investment plan;

                        (iii) A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that were held in the adviser's records so long as the adviser receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

        (C) Annual Holdings Reports. Every access person shall submit an annual holdings report each 12-month period by a date specified by the review officer. The report shall contain the same information required for the Initial Holding Report and must be current as of a date no more than 45 days prior to the date the report is submitted.

        (D) Every report concerning a reportable securities transaction that would be prohibited by section III if an exemption were not available under section IV must identify the exemption relied upon and describe the circumstances of the transaction.

        (E) Any report submitted by an access person in accordance with this code may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect beneficial ownership in any security to which the report relates. The existence of any report will not by itself be construed as an admission that any event included in the report is a violation of this code.

        (F) To the extent consistent with Rule 17j-1 under the 1940 Act, and rules under the Advisers Act, the review officer may approve other alternative reporting procedures.

               IX. INITIAL AND ANNUAL CERTIFICATION OF COMPLIANCE.

        (A) Each access person, within ten (10) days after becoming an access person, must certify, on a form designated by the review officer, that the access person:

                (1) Has received, read and understands this code of ethics, including any amendments thereto, and recognizes that the access person is subject to the code;

                (2) Will comply with all the requirements of this code of ethics; and

                (3) Has disclosed to the review officer all holdings of reportable securities and all accounts required to be disclosed pursuant to the requirements of this code of ethics.

        (B) Each access person must also certify annually (by a date specified by and on the form designated by the review officer) that the access person:

                (1) Has received, read and understand this code of ethics, including any amendments thereto, and recognizes that the access person is subject to the code;

                (2) Has complied with all the requirements of this code of ethics; and

                (3) has disclosed or reported all personal securities transactions, holdings and accounts required to be disclosed or reported in compliance with the requirements of this code of ethics.

X.      CONFIDENTIALITY.

All information obtained from any access person hereunder normally will be kept in strict confidence by the adviser, except that reports of transactions and other information obtained hereunder may be made available to the SEC or any other regulatory or self-regulatory organization or other civil or criminal authority to the extent required by law or regulation or to the extent considered appropriate by senior management of the adviser in light of all the circumstances. In addition, in the event of violations or apparent violations of the code, this information may be disclosed to affected clients.

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XI.     IDENTIFICATION OF AND NOTICE TO ACCESS PERSONS.

The review officer will identify all persons who are considered to be access persons and investment persons and inform these persons of their respective duties and provide these persons with copies of this code of ethics.

XII.    REPORTING VIOLATIONS.

All supervised persons are required to report any violations of this code of ethics promptly to the review officer, with a copy of any such report to the adviser's Chief Compliance Officer.

XIII.   REVIEW OF REPORTS.

        (A) The review officer will compare the reported personal securities transactions and holdings of each access person with completed and contemplated portfolio transactions and holdings of the funds and other clients to determine whether a violation of this code may have occurred. The alternative review officer will make this comparison in reviewing the reports of the review officer. Before determining that a violation has been committed by any access person, the review officer or alternative review officer will provide that person with an opportunity to supply additional explanatory material.

        (B) If the review officer or alternative review officer determines that a violation of this code has or may have occurred, he or she will submit a written determination, together with the related report by the access person and any additional explanatory material provided by the access person, to the President of the adviser, who will independently consider and determine whether a violation has occurred.

        (C) On an annual basis, the review officer will prepare a summary of the level of compliance by all access persons with this code during the previous year. This summary will include the percentage of reports timely filed, the number and nature of all material violations and any other material information.

XIV.    SANCTIONS.

Any violation of this code of ethics will result in the imposition of such sanctions as the adviser may deem appropriate under the circumstances, which may include, but are not limited to, a warning, disgorgement of profits obtained in connection with a violation, the imposition of fines, suspension, demotion, termination of employment or referral to civil or criminal authorities.

XV.     RECORDKEEPING REQUIREMENTS.

The adviser will maintain and preserve:

        * (A) A copy of this code of ethics (and any prior code of ethics that was in effect at any time during the past five years).

        **(B) A record of any violation of this code of ethics (or of any prior code of ethics that was in effect at any time during the past five years) and of any action taken as a result of this violation.

        ***(C) A record of all written acknowledgements by supervised persons of their receipt of the code of ethics and any amendments thereto.

        **(D) A copy of each report (or computer printout or broker trade confirmation) submitted under this code of ethics for a period of five years.

        * (E) A list of all persons who are, or within the past five years were, required to make or required to review, reports pursuant to this code of ethics.

        **(F) A copy of each report provided to any fund as required by paragraph (c)(2)(ii) of rule 17j-1 under the 1940 Act or any successor provision.

        ****(G) A written record of any decision, and the reasons supporting any decision, to approve the purchase by an access person of any security in an initial public offering or in a limited offering.

        * In an easily accessible place and in an appropriate office of the adviser.

        ** In an easily accessible place for a period of not less than five years from the end of the fiscal year during which the last entry was made on such record, the first two years in an appropriate office of the adviser.

        *** In an easily accessible place for five years after the individual ceases to be a supervised person, the first two years in an appropriate office of the adviser.

        **** In an easily accessible place for a period of at least five years after the end of the fiscal year in which the approval is granted, the first two years in an appropriate office of the adviser.

                                                     Revised: September 17, 2004

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